Exhibit 5

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780
Washington, D.C.  20015

Telephone (202) 274-2000
Facsimile (202) 362-2902
www.luselaw.com

WRITER’S DIRECT DIAL NUMBER
(202) 274-2000

March 15, 2010

The Board of Directors
Colonial Financial Services, Inc.
2745 S. Delsea Drive
Vineland, New Jersey 08360

Re:         Colonial Financial Services, Inc.
Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of the shares of common stock, par value $0.01 per share (“Common Stock”) of Colonial Financial Services, Inc. (the “Company”).  We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.
Luse Gorman Pomerenk & Schick
A Professional Corporation